1551 N. Tustin Avenue, Suite 300

Santa Ana, CA 92705

714.667.8252 main

714.667.6860 fax

www.gbe-reits.com/healthcare2

Contact: Damon Elder
Phone: 714.975.2659
Email: damon.elder@grubb-ellis.com

Grubb & Ellis Healthcare REIT II Acquires
Five Medical Office Buildings in New Jersey and Arkansas

SANTA ANA, Calif. (June 1, 2011) – Grubb & Ellis Healthcare REIT II, Inc. today announced that it has acquired four properties comprised of five medical office buildings; four of the buildings are located in Arkansas, the fifth in New Jersey. The $44 million purchase closed on May 26, 2011.

Totaling approximately 179,000 square feet, each of the medical office buildings are located on the campus of, or fully leased to, a leading regional medical center.

“This five building transaction is the first of a two phase acquisition of a portfolio of eight medical office buildings,” said Danny Prosky, president and chief operating officer. “Once we have concluded the second phase, Grubb & Ellis Healthcare REIT II’s portfolio of clinical medical buildings will have expanded to include regional portfolios in Greater New York and central Arkansas, and we will have acquired our first property in the state of Washington.”

The individual properties included in the transaction are:

Jersey City Medical Office Building — Jersey City, N.J.
Built in 2010, Jersey City Medical Office Building is a five-story, 100 percent leased, 68,000-square-foot Class A facility on the campus of Jersey City Medical Center, a 332-bed community hospital with full inpatient and outpatient services. The medical center lies just across the Hudson River from Manhattan and leases 50 percent of the medical office building, which has no significant lease rollover until 2020.

Medical Park Place I & II — Benton, Ark.
Medical Park Place I & II is a four-story, two-tower medical office complex totaling approximately 79,000 square feet on the campus of Saline Memorial Hospital in Benton, an affluent suburb of Little Rock. Built in 1992 and 1999, the medical office buildings are connected to each other and the hospital via sky bridges. Saline Memorial Hospital is a full-service, 167-bed acute care facility that has served the region for more than 50 years.

Home Health Medical Complex – Benton, Ark.
Home Health Medical Complex, a two-story medical office building totaling approximately 10,000 square feet, also located on the campus of Saline Memorial Hospital, which also leases the entire building under a triple net lease agreement that expires in 2024.

Bryant Medical Office Building – Bryant, Ark.
Built in 1993 and fully renovated in 2006, Bryant Medical Office Building is a high-quality, single-story medical office building comprised of approximately 22,000 square feet of rentable space at 23157 Interstate 30 in Bryant.. The building is located roughly 10 miles southwest of downtown Little Rock and nine miles northeast of Saline Memorial Hospital, which leases 86 percent of the facility via two leases that expire in 2024 and 2025.

The five medical office buildings were acquired from an unaffiliated third party represented by Jeffrey H. Cooper and Philip B. Mahler of Savills, LLC. Grubb & Ellis Healthcare REIT II financed the acquisition using cash proceeds from its offering, $31.1 million in borrowings under its line of credit with Bank of America, N.A., and $5 million in borrowings from Keybank, N.A.

As of May 20, 2011, Grubb & Ellis Healthcare REIT II has sold approximately 25,608,950 shares of its common stock, excluding the shares issued under it distribution reinvestment plan, for approximately $255,509,000 through its initial public offering, which began at the end of the third quarter of 2009.

To date, the REIT has made 21 geographically diverse acquisitions comprised of 48 buildings valued at approximately $336 million, based on purchase price in the aggregate.

About Grubb & Ellis Healthcare REIT II
Grubb & Ellis Healthcare REIT II, Inc. intends to qualify as a real estate investment trust that seeks to preserve, protect and return investors’ capital contributions, pay regular cash distributions, and realize growth in the value of its investments upon the ultimate sale of such investments. Grubb & Ellis Healthcare REIT II is seeking to raise up to approximately $3 billion in equity and to acquire a diversified portfolio of real estate assets, focusing primarily on medical office buildings and other healthcare-related facilities.

Grubb & Ellis Healthcare REIT II is sponsored by Grubb & Ellis Company (NYSE: GBE), one of the largest and most respected commercial real estate services and investment companies in the world. Our 5,200 professionals in more than 100 company-owned and affiliate offices draw from a unique platform of real estate services, practice groups and investment products to deliver comprehensive, integrated solutions to real estate owners, tenants and investors. The firm’s transaction, management, consulting and investment services are supported by highly regarded proprietary market research and extensive local expertise. Through its investment management business, the company is a leading sponsor of real estate investment programs. For more information, visit www.grubb-ellis.com.

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This release contains certain forward-looking statements (under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) with respect to the occupancy of Jersey City Medical Office Building, Medical Park Place I & II, Home Health Medical Complex, and Bryant Medical Office Building and our ability to successfully complete the acquisition of the second phase of the eight medical office building portfolio. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the uncertainties relating to the financial strength and financial condition of Jersey City Medical Office Building, Medical Park Place I & II, Home Health Medical Complex, and Bryant Medical Office Building and their tenants; uncertainties relating to the local economies of the properties that comprise the five building portfolio; uncertainties relating to changes in general economic and real estate conditions; uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of our real estate investment strategy; and other risk factors as outlined in the company’s prospectus, as amended from time to time, and as detailed from time to time in our periodic reports, as filed with the U.S. Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

THIS IS NEITHER AN OFFER TO SELL NOR AN OFFER TO BUY ANY SECURITIES DESCRIBED HEREIN. OFFERINGS ARE MADE ONLY BY MEANS OF A PROSPECTUS OR OFFERING MEMORANDUM.

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